                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          UNIFAB International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                 [UNIFAB LOGO]

                           UNIFAB INTERNATIONAL, INC.
                                 5007 PORT ROAD
                          NEW IBERIA, LOUISIANA 70562

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 28, 1998

                             ---------------------

To the Shareholders of UNIFAB International, Inc.:

     The annual meeting of shareholders of UNIFAB International, Inc. (the "Company") will be held at 10:00 a.m., local time, on August 28, 1998, at the offices of the Company, 5007 Port Road, New Iberia, Louisiana, for the following purposes, more fully described in the accompanying proxy statement:

          1. To elect two Class I directors.

          2. To ratify the appointment of Ernst & Young LLP as the independent auditors to audit the financial statements of the Company and its subsidiaries for fiscal 1999.

          3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on July 16, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting should you wish to do so.

                                            By Order of the Board of Directors

                                            Peter J. Roman
                                            Secretary

New Iberia, Louisiana
July 29, 1998

                           UNIFAB INTERNATIONAL, INC.
                                 5007 PORT ROAD
                          NEW IBERIA, LOUISIANA 70562

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 28, 1998

     This Proxy Statement is furnished to shareholders of UNIFAB International, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Company's Board of Directors for use at its annual meeting of shareholders to be held at the date, time and place set forth in the accompanying notice and at any adjournments thereof (the "Meeting"). The date of this Proxy Statement is July 29, 1998.

     On July 16, 1998, the record date for determining shareholders entitled to notice of and to vote at the Meeting, the Company had outstanding 5,048,655 shares of common stock ("Common Stock"), each of which is entitled to one vote on all matters to be considered at the Meeting.

     Shares represented by all properly executed proxies on the enclosed form received in time for the Meeting will be voted at the Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Unless revoked, the proxy will be voted as specified and, if no specifications are made, will be voted in favor of the proposed nominees and for the ratification of the appointment of auditors as described herein.

     The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and telegraph. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock of the Company; upon request, the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Articles of Incorporation provide for a Board of Directors consisting of three classes, with the number of directors to be set forth in the By-laws. The By-laws provide for a Board of Directors of six persons. The term of office of the Class I directors will expire at the Meeting, and the persons listed as the Class I nominees in the table below will be nominated for election to the Board of Directors for a term expiring in 2001. The term of office of the Class II directors will expire at the 1999 annual meeting. The term of office of the Class III directors will expire at the 2000 annual meeting.

     The Board of Directors has nominated two candidates for election at the Meeting and recommends that shareholders vote FOR the election of the nominees. Proxies cannot be voted for more than two candidates. In the absence of contrary instructions, the proxy holders will vote for the election of the two nominees listed below. In the unanticipated event that any of the nominees is unavailable as a candidate for director, the persons named in the accompanying proxy will vote for a substitute candidate nominated by the Board of Directors.

     The following table sets forth as of July 24, 1998, for each nominee, each other director of the Company whose term will continue after the Meeting and each of the executive officers of the Company, the age, positions with the Company, and principal occupations and employment during the past five years of each such person, any family relationships among such persons, and, if a nominee or a director, each person's directorships in other public corporations and the year that he was first elected a director of the Company or its predecessor. All executive officers serve at the pleasure of the Board of Directors of the Company.

                                             POSITIONS WITH THE COMPANY, PRINCIPAL OCCUPATIONS,            DIRECTOR
           NAME AND AGE             DIRECTORSHIPS IN OTHER PUBLIC CORPORATIONS, AND FAMILY RELATIONSHIPS    SINCE
           ------------             --------------------------------------------------------------------   --------
NOMINEES FOR ELECTION AS CLASS I DIRECTORS (FOR TERM EXPIRING IN 2001)
Richard E. Roberson, Jr., 62......  Director of the Company. Director, Vice President, Chief Financial       1997
                                    Officer, and Treasurer of Global Industries, Ltd., provider of construction and diving services to the offshore oil and gas industry, until 1996.
Perry Segura, 68..................  Director of the Company. Architect and real estate developer.            1980
                                    Chairman of the Board of Supervisors of Louisiana State University
                                    since 1997, and Vice Chairman of the Board of Supervisors of
                                    Louisiana State University from 1996 to 1997.

CONTINUING CLASS II DIRECTORS (TERM EXPIRES IN 1999)
Charles E. Broussard, 73..........  Director of the Company. Chairman of the Board and Chief Executive       1980
                                    Officer of Flying J. Ranch, Inc., a Louisiana cattle and rice farm.
George C. Yax, 57.................  Director of the Company. Co-Founder, Director, and Chairman of the       1997
                                    Board of Ceanic Corporation (formerly, American Oilfield Divers,
                                    Inc.), a provider of subsea products and services to the offshore oil and gas industry.

CONTINUING CLASS III DIRECTORS (TERM EXPIRES IN 2000)
Dailey J. Berard, 68..............  Founder, Chairman of the Board, President and Chief Executive            1980
                                    Officer of the Company. Brother of David J. Berard.
William A. Hines, 61..............  Director of the Company. Chairman of the Board and President of          1998
                                    Nassau Holding Corporation, manufacturer of couplings for oilfield tubular goods and distributor of oilfield tubular goods. Director of
                                    Whitney Holding Corporation.

EXECUTIVE OFFICERS NOT SERVING AS DIRECTORS
David J. Berard, 52...............  Vice President -- Domestic Sales of the Company. Corporate Secretary      N/A
                                    of the Company until 1995. Brother of Dailey J. Berard.
Peter J. Roman, 47................  Vice President, Chief Financial Officer, and Secretary of the             N/A
                                    Company. Senior manager of Ernst & Young LLP, independent public accountants, until 1997.

     During fiscal 1998, the Board of Directors of the Company held two meetings. The Board of Directors has an Audit Committee, of which Mr. Roberson and Mr. Segura are members, and a Compensation Committee, of which Mr. Broussard and Mr. Yax are members. The Board of Directors does not have a Nominating Committee. The Audit Committee, which met once during fiscal 1998, reviews the Company's annual audit and meets with the Company's independent public accountants to review the Company's internal controls and financial management practices. The Compensation Committee, which met once during fiscal 1998, recommends to the Board of Directors compensation for the Company's key employees, administers the Company's stock incentive plan, and performs such other functions as may be prescribed by the Board of Directors. The composition of Board committees is reviewed and redetermined each year at the initial meeting of the Board after the annual meeting of shareholders. Each of the present directors attended 75% or more of the fiscal 1998 meetings of the Board and of the committees on which he served during the periods of his Board membership and committee service.

     Each non-employee director receives an annual fee of $12,000 for his services as a director and an attendance fee of $1,000 for each Board or committee meeting. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

     Upon consummation of the initial public offering (the "Initial Public Offering") of the Company on September 24, 1997, each of the non-employee directors of the Company, Messrs. Broussard, Roberson, Segura, and Yax, was granted an immediately exercisable option to purchase 2,500 shares of Common Stock at the initial public offering price of $18.00 (the "Initial Public Offering Price") for each share, which will expire on September 24, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, controller, and beneficial owners of more than 10% of the Common Stock to file certain beneficial ownership reports with the Securities and Exchange Commission. David J. Berard, an officer of the Company, failed to report timely four sales transactions on two statements on Form 4 in fiscal 1998 or a statement on Form 5 for fiscal 1998; all four sales transactions were reported late on a statement on Form 4 filed in fiscal 1999. Charles E. Broussard, a director of the Company, failed to include on a statement on Form 4 filed by him in fiscal 1998 or to report on a statement on Form 5 for fiscal 1998 one gift transaction; the gift was reported late on an amendment to the statement on Form 4. Perry Segura, a director of the Company, failed to report timely six transactions on three statements on Form 4 in fiscal 1998 or a statement on Form 5 for fiscal 1998; all six transactions were reported late on a statement on Form 4 filed in fiscal 1999.

                                STOCK OWNERSHIP

     The following table sets forth, as of July 24, 1998, certain information regarding beneficial ownership of Company Common Stock by (i) each director of the Company as of that date, (ii) each executive officer of the Company as of that date, (iii) each of the former executive officers of the Company named in the "Summary Compensation Table" under the heading "Executive Compensation" below, and (iv) all such directors, executive officers and former executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

                                                       NUMBER OF SHARES              PERCENT OF
NAME OF BENEFICIAL OWNER                             BENEFICIALLY OWNED(1)    OUTSTANDING COMMON STOCK
------------------------                             ---------------------    ------------------------
Dailey J. Berard...................................          463,678(2)                  7.7%
David J. Berard....................................           34,687(3)                    *
Charles E. Broussard...............................          329,102(4)                  5.5%
William A. Hines...................................          700,000(5)                 11.8%
Larry L. Clement(6)................................           56,144(7)                    *
Dennis W. Lafleur(6)...............................           47,387                       *
Richard E. Roberson, Jr............................            4,500                       *
Peter J. Roman.....................................            4,166                       *
Perry Segura.......................................          446,535(8)                  7.5%
George C. Yax......................................            8,800                       *
All directors and executive officers as a group
  (10 persons).....................................        2,094,999                    34.8%

---------------

 *  Less than one percent.

(1) Includes shares that could be acquired within sixty days after July 24, 1998, upon the exercise of options granted pursuant to the Company stock option plan, as follows: Dailey J. Berard, 43,333 shares; David J. Berard, 5,333 shares; Mr. Broussard, 2,500 shares; Mr. Clement, 5,333 shares; Mr. Clement's spouse, 1,667 shares; Mr. Lafleur, 5,333 shares; Mr. Roberson, 2,500 shares; Mr. Roman, 2,666 shares; Mr. Segura, 2,500 shares; Mr. Yax, 2,500 shares; all directors and executive officers as a group, 73,665 shares.

(2) Includes 5,700 shares owned by Dailey J. Berard's spouse. His address is c/o UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70562.

(3) Includes 300 shares owned by David J. Berard's children.

(4) Includes 151,900 shares owned by a company controlled by Mr. Broussard and 500 shares owned by his spouse. His address is 23604 South Louisiana Highway 82, Kaplan, Louisiana 70548.

(5) Mr. Hines's address is 3636 North Causeway Boulevard, Suite 300, Metairie, Louisiana 70002.

(6) Messrs. Clement and Lafleur resigned as executive officers and employees of the Company effective May 4, 1998.

(7) Includes 8,090 shares owned by Mr. Clement's spouse.

(8) Includes 373,591 shares owned by a company controlled by Mr. Segura. His address is Post Office Box 13410, New Iberia, Louisiana 70562.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid in fiscal 1998 and fiscal 1997 by the Company to its Chief Executive Officer and each of its most highly compensated executive officers for fiscal 1998 (collectively, the "Named Executive Officers"). No other Company employee's salary and bonus exceeded $100,000 in fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION   SECURITIES
                                             FISCAL   -------------------   UNDERLYING      ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR     SALARY     BONUS     OPTIONS(#)   COMPENSATION(1)
        ---------------------------          ------   --------   --------   ----------   ---------------
Dailey J. Berard...........................   1998    $155,631   $429,120     65,000         $8,276
  President and Chief Executive Officer       1997     125,449     50,015          0          9,530
David J. Berard............................   1998      66,588     48,339      8,000          1,746
  Vice President -- Domestic Sales            1997      63,416          0          0          1,746
Larry L. Clement...........................   1998      78,138     56,722      8,000          1,649
  Vice President -- Operating(2)              1997      74,417          0          0          2,048
Dennis W. Lafleur..........................   1998      66,588     48,339      8,000          1,997
  Vice President -- International Sales(2)    1997      63,417          0          0          1,746

---------------

(1) Comprised of the Company's contributions to the Company 401(k) Plan and interest, at the prime rate as quoted by the Chase Manhattan Bank from time to time, earned on deferred bonus compensation:

                                                                              INTEREST ON DEFERRED
                  NAME                     FISCAL YEAR   PLAN CONTRIBUTIONS       COMPENSATION
                  ----                     -----------   ------------------   --------------------
Dailey J. Berard.........................     1998             $3,219                $5,057
                                              1997              3,453                 6,077
David J. Berard..........................     1998              1,746                     0
                                              1997              1,746                     0
Larry L. Clement.........................     1998              1,649                     0
                                              1997              2,048                     0
Dennis W. Lafleur........................     1998              1,997                     0
                                              1997              1,746                     0

(2) Messrs. Clement and Lafleur resigned as executive officers and employees of the Company effective May 4, 1998.

STOCK OPTION GRANTS

     The following table sets forth information with respect to all stock options granted in fiscal 1998 by the Company to each of the Named Executive Officers.

                          OPTION GRANTS IN FISCAL 1998

                                                                                                         GRANT
                                                                                                          DATE
                                         INDIVIDUAL GRANTS                                               VALUE
----------------------------------------------------------------------------------------------------   ----------
                                    NUMBER OF          % OF TOTAL
                                    SECURITIES       OPTIONS GRANTED                                   GRANT DATE
                                UNDERLYING OPTIONS   TO EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION    PRESENT
             NAME                 GRANTED (#)(1)       FISCAL 1998       PRICE ($/SH)        DATE      VALUE $(2)
             ----               ------------------   ---------------   ----------------   ----------   ----------
Dailey J. Berard..............        65,000               49%              $18.00         09/24/07     $505,050
David J. Berard...............         8,000                6%              $18.00         09/24/07     $ 62,160
Larry L. Clement(3)...........         8,000                6%              $18.00         09/24/07     $ 62,160
Dennis W. Lafleur(3)..........         8,000                6%              $18.00         09/24/07     $ 62,160

---------------

(1) Each of the stock options granted in fiscal 1998 by the Company to the Named Executive Officers will become exercisable over a three-year period beginning on the grant date. The stock options will become immediately exercisable in their entirety upon the occurrence of any of the following events (each, a "Significant Transaction"): (i) the acquisition by any individual, entity or group of beneficial ownership of more than 30% of the outstanding shares of the Common Stock, other than (a) any acquisition of Common Stock directly from the Company, (b) any acquisition of Common Stock by the Company, or (c) any acquisition of Common Stock by any employee benefit plan or related trust sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition of Common Stock by any corporation pursuant to a transaction that complies with clauses (x), (y) and (z) of (iii) below; (ii) individuals who, as of the date of adoption of the Company's stock option plan by the Board (the "Adoption Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to the Adoption Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board;
    (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, unless, following such transaction, (x) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock and the Company's voting securities entitled to vote generally in the election of directors immediately prior to such transaction have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation that as a result of such transaction controls the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), and (y) except to the extent that such ownership existed prior to such transaction, no person (excluding any corporation resulting from such transaction or any employee benefit plan or related trust of the Company or such corporation resulting from such transaction) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such transaction or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and (z) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction; or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. The Compensation Committee also has the authority to take several actions regarding outstanding stock options upon the occurrence of a Significant Transaction, including requiring that outstanding stock options remain exercisable only for a limited time, providing for mandatory conversion of outstanding stock options in exchange for either a cash payment or certain securities, making equitable adjustments to stock options or providing that outstanding stock options will become options relating to securities to which a participant would have been entitled in connection with the Significant Transaction if the stock options had been exercised.

(2) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options granted in fiscal 1998 by the Company to the Named Executive Officers. Under the Black-Scholes option pricing model, the grant date present value of each stock option referred to in the table was calculated to be $7.77. The following facts and assumptions were used in making such calculation: (i) an exercise price of $18.00 for each such stock option; (ii) a fair market value of $18.00 for one share of Common Stock on the date of grant; (iii) no dividend payments on Common Stock; (iv) a stock option term of 10 years; (v) a stock volatility of .737%, based on an analysis of monthly closing stock prices of shares of Common Stock during a 2 1/2-month period; and (vi) an assumed risk-free interest rate of 5.75%, which is equivalent to the yield on a two-year treasury note on the grant date. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value of $7.77 for each stock option was multiplied by the total number of stock options granted to each of the Named Executive Officers to determine the total grant date present value of such stock options granted to each Named Executive Officer, respectively.

(3) Messrs. Clement and Lafleur resigned as executive officers and employees of the Company effective May 4, 1998.

OUTSTANDING STOCK OPTIONS

     The following table sets forth information with respect to all outstanding Company stock options held by each of the Named Executive Officers as of March 31, 1998. None of the Named Executive Officers exercised Company stock options in fiscal 1998, and none of their Company stock options were "in-the-money" as of March 31, 1998.

                    AGGREGATED OPTIONS AS OF MARCH 31, 1998

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED
                                                                 OPTIONS AT 3/31/98(#)
                                                              ---------------------------
                                                              EXERCISABLE   UNEXERCISABLE
                                                              -----------   -------------
Dailey J. Berard............................................    21,667         43,333
David J. Berard.............................................     2,667          5,333
Larry L. Clement(1).........................................     2,667          5,333
Dennis W. Lafleur(1)........................................     2,667          5,333

---------------

(1) Messrs. Clement and Lafleur resigned as executive officers and employees of the Company effective May 4, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Broussard and Mr. Yax, who comprise the Compensation Committee, are non-employee directors of the Company. Prior to July, 1997, the Board of Directors had no compensation committee, and Dailey J. Berard participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

     Prior to the Initial Public Offering, the Company and Dailey J. Berard were parties to an employment agreement pursuant to which Mr. Berard agreed to serve as President and Chief Executive Officer of the Company. Mr. Berard received an annual salary set by the Board of Directors and a cash bonus, the amount of which was dependent on the Company's return on capital. This agreement was terminated upon completion of the Initial Public Offering.

     Upon completion of the Initial Public Offering, the Company and Mr. Berard entered into a five-year employment and non-competition agreement (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Berard will receive an annual salary of $180,000 and will receive, as an annual incentive bonus, a percentage of his annual salary ranging from 50% to 100%, depending on the percentage net income return on capital of the Company. The Company must achieve a minimum 15% net income return on capital for Mr. Berard to receive a minimum bonus of 50% of annual salary, and Mr. Berard may receive the maximum bonus of 100% of his annual salary if the Company achieves a 30% or greater percentage net income return on capital. Mr. Berard was guaranteed a minimum $50,000 bonus for fiscal 1998 only. In accordance with the terms of the Employment Agreement, Mr. Berard was granted in fiscal 1998 options to purchase 65,000 shares of Common Stock at the Initial Public Offering Price of $18.00 for each share. If, during the term of the Employment Agreement, Mr. Berard's status as an employee is terminated for any reason other than death, disability or Cause (as defined therein) or Mr. Berard terminates his employment for Good Reason (as defined therein), Mr. Berard will be entitled (i) to receive annual base compensation earned through the date of his termination, compensation previously deferred by Mr. Berard and any accrued vacation pay (in each case to the extent not previously paid) (the "Accrued Obligations"), (ii) to receive in a lump sum his annual base for the remainder of the employment term (the "Non-Accrued Compensation") and (iii) to demand that the Company register any shares of Common Stock held by him for sale under the Securities Act (subject to a minimum of 100,000 shares) and pay all expenses related thereto except underwriting fees, discounts and commissions, legal fees of counsel for Mr. Berard and broker-dealer charges. If, during the term of the Employment Agreement and following a change-in-control of the Company that occurs after the third anniversary of the Initial Public Offering, Mr. Berard's status as an employee is terminated for any reason other than death, disability or Cause or Mr. Berard terminates his employment for Good Reason, he will receive the Accrued Obligations plus the greater of (x) the Non-Accrued Compensation or (y) two times his annual salary. If, during the term of the Employment Agreement, Mr. Berard's status as an employee is terminated as a result of his death or disability, he or his estate will be entitled to receive payment of the Accrued Obligations and 50% of the Non-Accrued Compensation.

     Since 1992, Dailey J. Berard has deferred the receipt of all his bonus payments. The Company accrues interest on those amounts at the prime rate as quoted by the Chase Manhattan Bank from time to time. As of March 31, 1998, the Company owed Mr. Berard approximately $138,000 under this arrangement.

CERTAIN TRANSACTIONS

     The Company's predecessor, Universal Partners, Inc. ("Universal Partners"), was organized in 1980 by its founder, Dailey J. Berard. To expand its capabilities to meet increasing demand for its services, Universal Partners entered into an agreement in 1992 with McDermott Incorporated ("McDermott"), a subsidiary of McDermott International, Inc. Universal Partners and McDermott contributed certain assets to the then newly-formed Universal Fabricators Incorporated ("Universal Fabricators"); in exchange for those assets, Universal Partners received 51% of the outstanding stock of Universal Fabricators and McDermott received 49% of the outstanding stock of Universal Fabricators (the "Expansion Transaction"). In connection with the Expansion Transaction, Universal Partners and McDermott entered into several agreements that set forth their respective rights and obligations with respect to Universal Fabricators and the shares of common stock of Universal Fabricators owned by each of them. Those agreements included (i) an agreement between Universal Partners and McDermott (the "Put/Call Agreement") whereby Universal Partners had the right to require McDermott to purchase all of its shares of common stock in Universal Fabricators at a designated purchase price and McDermott had the right to purchase Universal Partners' shares of common stock in Universal Fabricators at the same purchase price and (ii) a shareholders' agreement (the "Shareholders' Agreement") between Universal Partners and McDermott pursuant to which each party had a right of first refusal with respect to sales of common stock of Universal Fabricators by the other and, unless determined otherwise in accordance with the provisions thereof, 90% of Universal Fabricators' net income for each year, less reserves, was required to be distributed to shareholders as dividends. McDermott and Universal Fabricators also entered into a lease covering Universal Fabricators' administrative office and five acres of surrounding land for a nominal amount of $100 each year. McDermott also guaranteed Universal Fabricators' $10 million revolving line of credit with a commercial lender (the "Old Credit Facility"), guaranteed certain letters of credit issued under the Old Credit Facility (the "Bank Letters of Credit"), and guaranteed certain letters of credit arranged by McDermott and issued by certain other banks in connection with certain foreign contracts (the "McDermott Letters of Credit"). Immediately prior to the Initial Public Offering, approximately $6.3 million in indebtedness was outstanding under the McDermott Letters of Credit.

     The Company was formed in July 1997 to serve as the parent corporation for Universal Fabricators. Prior to the completion of the Initial Public Offering of the Company, Universal Partners exchanged its shares of Universal Fabricators common stock for 1,785,000 shares of Company Common Stock and distributed those shares of Company Common Stock to its stockholders upon its dissolution. McDermott also exchanged its shares of Universal Fabricators common stock for 1,715,000 shares of Company Common Stock, which it sold in the Initial Public Offering at the Initial Public Offering Price. The Initial Public Offering Price was negotiated among the Company, McDermott and the representatives of the underwriters of the Initial Public Offering. Among the factors considered in determining the Initial Public Offering Price were prevailing market and economic conditions, revenues and earnings of the Company, the state of the Company's business operations, an assessment of the Company's management and consideration of the above factors in relation to market valuation of companies in related businesses and other factors deemed relevant. The Company and McDermott agreed separately to indemnify the several underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. The Company and each of its directors and its executive officers also agreed that they would not, with certain limited exceptions, issue, offer for sale, sell, transfer, grant options to purchase or otherwise dispose of any shares of Common Stock (other than stock issued or options granted pursuant to the Company's stock incentive plan) without the prior written consent of such representatives for a period of 180 days from the date of the Initial Public Offering.

     Of the proceeds it received from the Initial Public Offering, the Company used (i) $700,000 to purchase approximately 18 acres of land from McDermott, including the 5 acres of land and main office building leased from McDermott,
(ii) $100,500 to purchase an additional 10 acres of land from Universal Partners, and (iii) $6.3 million to secure the release by McDermott of its rights under the Shareholders' Agreement and the Put/Call Agreement. In connection therewith, the Shareholder's Agreement and the Put/Call Agreement were terminated and McDermott was released from its obligations under the Old Credit Facility, the Bank Letters of Credit, and the McDermott Letters of Credit. The purchase price for the land acquired from Universal Partners was based upon an independent appraisal of the land, and the purchase price for the land acquired from McDermott was determined through negotiations between McDermott and the Company, who was represented by Dailey J. Berard, its President and Chief Executive Officer. These prices reflect the fair market value of such properties, if sold in arms' length transactions. The proceeds from the sale of 10 acres of land by Universal Partners to the Company were distributed to the shareholders of Universal Partners in connection with the dissolution of Universal Partners promptly after completion of the Initial Public Offering. Shareholders of Universal Partners who were also directors and officers of the Company received, in the aggregate, approximately $80,000 pursuant to this distribution.

     In 1997, Universal Fabricators distributed $370,000 to Universal Partners to reimburse Universal Partners for the costs of settling an uninsured worker's compensation claim that arose prior to the Expansion Transaction. Certain directors and officers of the Company collectively owned approximately 80% of the stock of Universal Partners.

     In July 1998, the Company acquired all the capital stock of Allen Tank, Inc. ("Allen Tank") and LATOKA USA Inc. ("LATOKA") by means of mergers of those corporations with subsidiaries of the Company. William A. Hines, who became a director of the Company in satisfaction of a condition to the completion of the acquisitions, was a director and an executive officer of Allen Tank and LATOKA and owned 70% of the capital stock of Allen Tank and approximately 89% of the capital stock of LATOKA.

     Each shareholder of Allen Tank received shares of Company Common Stock, or the equivalent fair market value thereof in cash, for his shares of Allen Tank stock. To secure the indemnifications given to the Company by the Allen Tank shareholders for any breach of their representations, warranties, or agreements made in connection with the Allen Tank acquisition, ten percent of the cash and the shares of Company Common Stock received by the Allen Tank shareholders will be held in escrow by the Company until the date of issuance of the first independent audit report of the combined results of the Company and the successor to Allen Tank after the merger or the date upon which any indemnity claim not resolved as of the date of such report is ultimately resolved, whichever date is later. In exchange for his Allen Tank shares, Mr. Hines obtained a total of 630,000 shares of Company Common Stock, of which 63,000 are currently held by the Company in escrow. Each shareholder of LATOKA received shares of Company Common Stock. In exchange for his LATOKA shares, Mr. Hines received 70,000 shares of Company Common Stock. The consideration paid by the Company for the outstanding shares of Allen Tank and LATOKA was determined by the Company and the shareholders of Allen Tank and LATOKA in arm's length negotiations.

     In connection with the acquisitions of all the capital stock of Allen Tank and LATOKA, the Company granted to each of the Allen Tank and LATOKA shareholders, including Mr. Hines, a one-time right to include all or a portion of his shares of Company Common Stock in a registration statement otherwise being filed by the Company to register the sale of Company Common Stock under the Securities Act of 1933. The Company has agreed to pay all the expenses of any such registration, other than underwriting discounts and commissions. In addition, Mr. Hines was granted a one-time right to require the Company to register all or a portion of his shares of Common Stock under the Securities Act of 1933. Mr. Hines may not exercise this right if after the registered sale he would own less than 5% of the outstanding shares of Company Common Stock. Mr. Hines has agreed to pay all the expenses of such demand registration not in excess of $200,000, and the Company has agreed to pay all the expenses thereof, other than underwriting discounts and commissions, in excess of $200,000. In consideration of the Allen Tank acquisition, Mr. Hines agreed that, during his initial term as a member of the Company board of directors (which will expire in 2000), he will not, without the consent of the Company, sell or dispose of any of his shares of Company Common Stock except in a registered offering in accordance with his registration rights or by gift to a donee who agrees to be bound by the same restrictions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Prior to July, 1997, the Board of Directors did not have a Compensation Committee and the Board of Directors established the levels and criteria for executive compensation. In each case, the levels and criteria for executive compensation depended on a subjective evaluation of the performance of the officer under consideration and was based in part on compensation levels necessary to retain officers of the Company.

     In July, 1997, the Compensation Committee was organized and granted the authority, among other things, to review, analyze, and recommend compensation programs to the Board of Directors and to administer and grant awards under the Company's employee benefit plans. Although the Board of Directors performed the functions of the Compensation Committee prior to July, 1997, the Compensation Committee will be responsible for determining executive compensation in the future.

     Two directors of the Company, Charles E. Broussard and George C. Yax, comprise the Compensation Committee. Neither Mr. Broussard nor Mr. Yax are present or former officers of the Company, and none of the members of the Compensation Committee are employees of the Company.

     The Company's executive compensation is comprised primarily of (i) salaries, (ii) annual cash incentive bonuses and (iii) long-term incentive compensation in the form of stock options granted under the Long-Term Incentive Plan of the Company. The annual salary of Dailey J. Berard, the President and Chief Executive Officer, is set at $180,000 in his Employment Agreement, which was negotiated between the Board of Directors and Mr. Berard. The salaries of other executive officers of the Company are based on their levels of responsibility and the subjective assessment of their performance.

     The amount of the annual bonus, if any, payable to Dailey J. Berard is determined in accordance with the terms of his Employment Agreement, which provides that he will be entitled to receive, as an annual incentive bonus, a percentage of his annual salary ranging from 50% to 100%, depending on the percentage net income return on capital of the Company. The Company must achieve a minimum 15% net income return on capital for Mr. Berard to receive a minimum bonus of 50% of his annual salary, and Mr. Berard may receive the maximum bonus of 100% of his annual salary if the Company achieves a 30% or greater percentage net income return on capital. The Company's net income return on capital in fiscal 1998 was 43%, and, accordingly, Mr. Berard earned an incentive bonus of $429,120 for that year.

     The Company has adopted an executive compensation program for its other executive officers that ties a portion of executive compensation to the short-term performance of the Company. Under this program, executive officers and other key employees are entitled to receive, as an annual incentive bonus, a percentage of their respective annual salary ranging from 35% to 70%, depending on the percentage net income return on capital of the Company. The Company must achieve a minimum 15% net income return on capital for any of them to receive a minimum bonus of 35% of annual salary, and each of them may receive the maximum bonus of 70% of annual salary if the Company achieves a 30% or greater percentage net income return on capital. The amounts of the incentive bonuses awarded to certain executive officers in fiscal 1998 and fiscal 1997 are included in the "Summary Compensation Table" under the heading "Executive Compensation."

     The Company also provides long-term incentives to executive officers in the form of stock options granted under the Long-Term Incentive Plan. The stock option awards are intended to reinforce the relationship between compensation and increases in the market price of the Company's common stock and to align the executive officers' financial interests with that of the Company's stockholders. In accordance with the terms of his Employment Agreement, Dailey J. Berard was granted stock options to purchase 65,000 shares of Common Stock at a purchase price of $18.00 for each share. The size of the award in fiscal 1998 to each of the other executive officers was based upon the position of each participating officer and a subjective assessment of each participant's individual performance. The table entitled "Option Grants in Fiscal 1998" under the heading "Executive Compensation" sets forth the stock options granted in fiscal 1998 to the executive officers.

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. No executive officer of the Company reached the deductibility limitation for fiscal 1998. The Compensation Committee believes that the stock options granted to executive officers, as discussed above, qualify for the exclusion from the deduction limitation under Section 162(m). The Compensation Committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from
Section 162(m) should not exceed $1 million in any year and therefore will continue to qualify for deductibility.

                           The Compensation Committee

                    Charles E. Broussard       George C. Yax

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock from September 19, 1997, which is the date that the Common Stock initially traded publicly, to March 31, 1998, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Oil & Gas (Drilling & Equipment) Index for the same period. The returns are based on an assumed investment of $100.00 on September 19, 1997 in Common Stock and in each of the indexes and on the assumption that dividends were reinvested. The assumed $100.00 investment in Company Common Stock is made at $32.00 per share, the closing price on September 19, 1997, the first day of trading after the effective date of the Company's initial public offering. The price at which Company Common Stock was sold in the initial public offering was $18.00 per share.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                  UNIFAB INTERNATIONAL, INC., S&P 500 INDEX &
                   S&P OIL & GAS (DRILLING & EQUIPMENT) INDEX

                                                                                         S&P OIL &
                                                                                       GAS (DRILLING
                                                       UNIFAB                                &
               MEASUREMENT PERIOD                  INTERNATIONAL,                        EQUIPMENT)
             (FISCAL YEAR COVERED)                      INC.            S&P 500            INDEX
SEPTEMBER 19, 1997                                          100.00            100.00            100.00
MARCH 31, 1998                                               54.69             94.55            116.82

                                                              SEPTEMBER 19, 1997   MARCH 31, 1998
                                                              ------------------   --------------
UNIFAB International, Inc...................................       $100.00            $ 54.69
S&P 500.....................................................        100.00              94.55
S&P Oil & Gas (Drilling & Equipment) Index..................        100.00             116.82

                                                    (GRAPH LEGEND)

ASSUMES $100 INVESTED ON SEPTEMBER 19,         O     UNIFAB International, Inc.
1997 IN UNIFAB INTERNATIONAL, INC. COM-
MON STOCK, S&P 500 INDEX & S&P OIL & GAS       --    S&P 500
(DRILLING & EQUIPMENT) INDEX
                                               X     S&P Oil & Gas (Drilling &
* TOTAL RETURN ASSUMES REINVESTMENT                  Equipment) Index
OF DIVIDENDS

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

     The Board of Directors seeks shareholder ratification of the Board's appointment of Ernst & Young LLP to act as the independent auditors of the financial statements of the Company and its subsidiaries for fiscal 1999. The Board has not determined what, if any, action would be taken should the appointment of Ernst & Young LLP not be ratified. One or more representatives of Ernst & Young LLP will be available at the Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

                                 OTHER MATTERS

QUORUM AND VOTING

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, (i) the election of the two directors to be elected at the Meeting will be determined by plurality vote (that is, the two nominees receiving the largest number of votes will be elected) and (ii) a majority of votes actually cast will decide any other matter properly brought before the Meeting for a vote of shareholders. Shares for which proxy authority to vote for any nominee for election as a director is withheld by the shareholder and shares that have not been voted by brokers who may hold shares on behalf of the beneficial owners ("broker non-votes") will not be counted as voted for the affected nominee. With respect to all other matters, shares not voted as a result of abstentions will have the same effect as votes against those matters, but broker non-votes will not be considered as voted for purposes of determining whether or not a majority of votes were cast for such matters.

OTHER BUSINESS

     Management has not received any notice that a shareholder desires to present any matter for action at the Meeting and is unaware of any matter for action by shareholders at the Meeting other than that described in the accompanying notice. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the Meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

SHAREHOLDER PROPOSALS

     Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials for the annual meeting of shareholders to be held in 1999 (the "1999 Annual Meeting") must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this proxy statement in time to arrive at the Company no later than March 31, 1999. Proxies solicited on behalf of the Board of Directors for the 1999 Annual Meeting will confer discretionary authority to vote with respect to any matter properly submitted by a shareholder for action at the 1999 Annual Meeting if the Company does not receive notice of the matter on or before June 14, 1999.

                                            By Order of the Board of Directors

                                            Peter J. Roman
                                            Secretary

New Iberia, Louisiana
July 29, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           UNIFAB INTERNATIONAL, INC.

     The undersigned hereby constitutes and appoints Dailey J. Berard and Peter
J. Roman or either of them proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of UNIFAB International, Inc. (the "Company") that the undersigned is entitled to vote held of record by the undersigned on July 16, 1998, at the annual meeting of shareholders of the Company to be held on August 28, 1998 (the "Annual Meeting"), and at all adjournments thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR THE PROPOSAL LISTED ON THE REVERSE SIDE. THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                           (PLEASE SEE REVERSE SIDE)

                       UNIFAB INTERNATIONAL, INC.
            PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                         USING DARK INK ONLY.

THIS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSAL 2.

1. Election of the nominees                     FOR                           WITHHOLD
   for directors.                         all nominees listed                 AUTHORITY
   Nominees:  Richard E. Roberson, Jr.   to the left (except as         to vote for all nominees
              Perry Segura               marked to the contrary           listed to the left
                                                 below
                                                   /  /                              /  /

INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST
ABOVE.

--------------------------------------------------------------------------------

                                             FOR     AGAINST    ABSTAIN
2.  Ratification of appointment of           / /       / /        /  /
    Ernst & Young LLP as independent
    auditors.

3. In their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.

__________________________________________________________, 1998
Signature of Shareholder                    Date


__________________________________________________________, 1998
Signature if held jointly                   Date

Note: Please sign exactly as name appears on the certificate or cer-tificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized offi-cer. If a partnership, please sign in partnership name by authorized persons.